Exhibit 99.1


  Ultralife Batteries Receives $800,000 Order to Supply Batteries to
                          Cubic Corporation


    NEWARK, N.Y.--(BUSINESS WIRE)--March 15, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at more than $800,000 to supply its UBBL12 lithium ion batteries to Cubic Defense Applications, the defense segment of Cubic Corporation. The batteries are used to power Cubic's Weapons Effects Simulation land-based combat training system. Deliveries are expected to begin and be completed in the second quarter.

    John D. Kavazanjian, Ultralife's president and chief executive officer said, "This order illustrates our leadership role in developing and supplying advanced power sources for use in a wide range of portable defense systems and further demonstrates the growing demand for our products from a diverse set of defense customers."

    The UBBL12 is a rugged, 15-volt, 7-ampere-hour lithium ion battery containing Ultralife's SmartCircuit(TM) technology and powers the Weapon Effects Simulation system, which features a fully integrated Direct-Fire Weapons Effects Simulation system that includes Cubic's Precision Combat Training System and advanced software-based exercise control and after-action review technology.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: A photograph of the UBBL12 battery is available at the following link:
www.ultralifebatteries.com/images/lineart/hires/UBBL12_hires.jpg

    Ultralife(R) and SmartCircuit(TM) are trademarks of Ultralife
Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com